Exhibit 99.1

WELLPOINT’S BOARD WELCOMES ROBERT DIXON, JR. AS NEW DIRECTOR

Indianapolis – June 30, 2011 – WellPoint, Inc. (NYSE: WLP) announced today that Robert L. Dixon, Jr. has been named to its Board of Directors. Dixon has a proven track record as a leader, having served on the executive staff of two major international corporations.

Currently Senior Vice President and Global Chief Information Officer at PepsiCo, Inc, Dixon is utilizing his decades of experience to lead a global team in business and information solutions (BIS), which encompasses all global information technology and key partnerships on the enterprise business process transformation.

“We are pleased to welcome Robert to our Board of Directors,” said Angela Braly, chair, president and CEO of WellPoint. “His extensive experience in the information technology and consumer products industries will bring valuable insight to our Board, especially as we continue to engage more directly with health care consumers.”

Prior to joining PepsiCo, Dixon spent 30 years in a variety of senior positions in manufacturing, brand management and information technology with Procter & Gamble (P&G).

A graduate of The Georgia Institute of Technology, Dixon was inducted into its Academy of Distinguished Engineering Alumni in 2002.

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our members and our communities, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company in terms of medical membership, with 34 million members in its affiliated health plans, and a total of more than 70 million individuals served through its subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia, Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802